        Exhibit 10.42

AMENDMENT TO THE SPX CORPORATION SUPPLEMENTAL RETIREMENT SAVINGS PLAN

SPX Corporation currently maintains the SPX Corporation Supplemental Retirement Savings Plan (the “Plan”). Pursuant to the powers of amendment reserved in Section 7.1 of the Plan, effective as of May 7, 2015 SPX Corporation hereby amends the Plan in the following manner:
1.    Section 2.1 of the Plan is amended by replacing the enumerated items (i)-(iii) with the following:

“(i) if the Employee meets such criteria in a Plan Year between January 1 and October 31 of such Plan Year, the Employee shall be eligible to participate in the Plan in the first Plan Year following such Plan Year; and
(ii) if the Employee meets such criteria in a Plan Year between November 1 and December 31 of such Plan Year, the Employee shall be eligible to participate in the Plan in the second Plan Year following such Plan Year.”
2.    Section 3.1 of the Plan is amended to read as follows:

“3.1     Elections to Contribute    (a) With respect to a Plan Year, a Participant may elect to have a percentage of Compensation deferred under this Plan with respect to any Compensation for services performed during the given Plan Year, even if such Compensation is paid during the following Plan Year. Such deferrals shall occur on a per payroll basis, and shall be credited by the Company to this Plan. Such an election with respect to any Plan Year must be made no later than December 31st of the preceding Plan Year, during the time period prescribed by the Administrator. Such elections shall be irrevocable for the applicable Plan Year after the election deadline provided in the preceding sentence.
A Participant may separately elect (i) a basic deferral percentage (in 1% increments, up to 50% of Compensation, which includes, without limitation, bonuses except for the bonus (if any) paid under the Executive Bonus Plan and/or Executive Annual Incentive Plan), and (ii) a supplemental bonus deferral percentage (in 1% increments, up to 100%), applicable only to the bonus (if any) paid under the Executive Bonus Plan and/or Executive Annual Incentive Plan.
Notwithstanding the foregoing, no deferrals and crediting are made under this Plan with respect to a Participant until the Applicable Limitation in the Qualified Savings Plan has been reached for the applicable Plan Year in which such Compensation was paid. For these purposes, “Applicable Limitation” means the limitation on benefits and compensation imposed on the Qualified Savings Plan by Code Section 401(a)(17).
A newly eligible Participant whose eligibility timing is determined pursuant to the second paragraph of Section 2.1(a) shall make elections to contribute with respect to the applicable Plan Year in the same manner as provided above.

(b) Notwithstanding the foregoing, the applicable deferral percentages permitted under this Section 3.1 shall be reduced to the extent required by Code Section 409A with respect to a newly-eligible Participant (which shall include an Employee deemed to be “initially eligible” as provided under Code Section 409A).
(c) The contribution election procedures described in this Section 3.1 shall apply with respect to Participant Compensation in Plan Years after 2015. For Plan Years prior to 2016, the contribution election procedures shall be determined according to the applicable provisions and terms then in effect under the Plan (and in accordance with Code Section 409A to the extent applicable). For avoidance of doubt, no bonuses with respect to services performed in the 2015 Plan Year shall be eligible for deferral under the Plan, even if paid after the 2015 Plan Year.”
3.    Sections 3.2 and 4.2 of the Plan are amended by deleting “(or, if applicable, Base Compensation)”.
4.    Section 3.3 of the Plan is deleted and revised to read as “[Reserved]”.